Exhibit 99.1

NewLink Genetics Appoints Thomas P. Monath, M.D. to the Position of Chief Scientific and Chief Operations Officer of BioProtection Systems Corporation, its Infectious Disease Division

Austin, TX - Nov. 14, 2014 - NewLink Genetics Corporation (NASDAQ:NLNK) today announced that Thomas P. Monath, M.D. has been appointed Chief Scientific and Chief Operations Officer of its wholly-owned subsidiary, BioProtection Systems Corporation.
Dr. Monath is a world-renowned virologist and vaccinologist with over 25 years of experience as a senior biotechnology industry executive, more than 20 years of experience providing service to the Centers for Disease Control and the United States Army with expertise in viral infections, and almost 400 publications in the field. Dr. Monath has successfully developed and provided clinical trial oversight of multiple vaccines and has extensive experience and success working with the US Food and Drug Administration. Dr. Monath’s main focus will be to provide oversight and direction of the development of the company’s VSV-EBOV Ebola vaccine candidate licensed from the Public Health Agency of Canada.
“Dr. Monath’s extensive experience in vaccine development gives us added scientific and management depth to support the public health response to the current crisis and advance our Ebola vaccine candidate,” said Dr. Charles Link, Chief Executive Officer and Chief Scientific Officer of NewLink Genetics.
“I am excited to join NewLink at this important moment in the world’s fight against Ebola,” said Dr. Monath. “I hope to help NewLink Genetics determine if the Canadian/NewLink Ebola vaccine candidate will provide part of the solution to one of the world’s biggest public health challenges.”
About NewLink Genetics Corporation
NewLink is a biopharmaceutical company focused on discovering, developing and commercializing novel immuno-oncology products to improve treatment options for patients with cancer. NewLink's portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink's product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information please visit http://www.linkp.com.
About BioProtection Systems Corporation
BioProtection Systems (BPS), a wholly-owned subsidiary of NewLink Genetics Corporation, is focused on the research, development and commercialization of vaccines. BPS is focused on control of emerging infectious diseases, including improvement of existing vaccines and providing rapid-response prophylactic and therapeutic treatment for pathogens most likely to enter the human population through pandemics or acts of bioterrorism. BPS is based on three core technologies that can be leveraged into the infectious disease or biodefense fields. The first technology is a replication-competent recombinant vesicular stomatitis virus, or rVSV, an advanced vaccine technology developed for the Marburg and Ebola viruses. The second is our HyperAcute® immunotherapy technology, which is currently focused on enhancing vaccines for influenza but can be adapted to a number of vaccines. The third technology is based on the yellow fever virus vaccine strain.
About rVSV Vaccine Platform
This vaccine platform is based on attenuated strains of vesicular stomatitis virus, a common animal virus, modified to express an Ebola virus protein that is non-pathologic in primates and mice. This vaccine was initially developed by the Public Health Agency of Canada (PHAC) with a significant portion of the funding coming from the CBRN Research and Technology Initiative, a federal program led by Defence Research and Development Canada, the

Exhibit 99.1

research arm of Canada's Department of National Defence, which funded work at the PHAC's National Microbiological Laboratory resulting in the creation of the experimental vaccine, rVSV-ZEBOV-GP (BPSC1001). In 2010, PHAC signed a licensing arrangement with BioProtection Systems (BPS), a wholly-owned subsidiary of NewLink Genetics, as the sole licensee for these vaccines and the underlying technology. BPS has worked with PHAC to produce clinical trial materials and to move this vaccine candidate into Phase 1 studies.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "target," "potential," "will," "could," "should," "seek," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements regarding the following: plans to develop our product candidates; the likelihood of successful changes in management; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink's Annual Report on Form 10-K for the period ended December 31, 2013, and subsequent filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent NewLink's views as of the date of this press release. NewLink anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink's views as of any date subsequent to the date of this press release.

Investor Contact:
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(515) 598-2561
Investor@linkp.com